EXHIBIT 10.1

RESIGNATION AND RELEASE AGREEMENT

THIS RESIGNATION AND RELEASE AGREEMENT (“Agreement”) is made by and between James M. McNamee (hereinafter “MCNAMEE”) and Hooper Holmes, Inc. (“HOOPER”):

RECITALS

WHEREAS, HOOPER and MCNAMEE are parties to that certain Employment Agreement, dated as of May 23, 2003, as amended (the “Employment Agreement”); and

WHEREAS, HOOPER and MCNAMEE have mutually agreed to terminate the employment relationship between them on the terms and conditions set forth herein; and

WHEREAS, for purposes of this Agreement, “HOOPER” means HOOPER HOLMES, INC., and each and all of its present and former parent and subsidiary corporations, departments, divisions, affiliates, representatives and agents, employees, directors, officers, attorneys, current or former board members and administrators, whether in their official or individual capacities, or any pension or benefit plan applicable to the present and former employees of HOOPER, and all predecessors and/or successors in interest.

NOW, IN CONSIDERATION of the premises and the respective covenants and agreements of the parties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Resignation as CEO/Separation of Employment. Effective as of August 24, 2005 (the “Resignation Date”), MCNAMEE hereby resigns as President and Chief Executive Officer (“CEO”) of HOOPER and from all other offices of HOOPER including that of a member of the Board of Directors of HOOPER, provided that McNamee will remain an employee of HOOPER on inactive status through August 31, 2005(“Termination Date”), at which point his employment relationship with HOOPER will be terminated.

2. Termination of Employment Agreement. Effective as of the Termination Date, the Employment Agreement and any and all obligations and liabilities of either party thereunder are hereby terminated, released and of no further force and effect, except as explicitly set forth herein.

3. Compensation and Other Benefits Payable to McNamee. HOOPER agrees to pay MCNAMEE the compensation and other benefits described in Sections 7(a), (c) and (d) and 8(b) of the Employment Agreement in accordance with the terms of the Employment Agreement. For purposes hereof, the term “Termination Date,” as used in the Employment Agreement, shall mean August 31, 2005. HOOPER shall withhold from any consideration, compensation, or benefits payable under this Agreement all applicable federal, state, local or other taxes.

4. Sufficiency of Consideration; No Admission of Liability. The parties agree that the consideration paid to MCNAMEE is good and sufficient consideration for this Agreement. The parties further agree that these amounts are greater than what MCNAMEE is entitled to receive from HOOPER under HOOPER’s policies and applicable law in the existing circumstances.

5. Release

(a) General and Specific Release and Waiver of Claims by McNamee. MCNAMEE, on behalf of himself, his heirs, administrators, representatives, executors, successors and assigns, and each of them, in consideration of the promises and covenants made by HOOPER in this Agreement, hereby knowingly and voluntarily compromises, settles and releases and forever discharges HOOPER, its present and former parents, subsidiaries, divisions, affiliates, agents, employees, directors, officers, predecessors, successors, and assigns from any and all actions, causes of action, suits, claims, contracts, agreements, charges or complaints, known or unknown, which MCNAMEE has, may have, or claims to have, for everything and anything that has occurred from the beginning of time through the date of this Agreement.

MCNAMEE acknowledges that the above general and specific releases include, but are not limited to, claims arising under federal, state, and local laws prohibiting employment discrimination, claims arising under the common law, including but not limited to, claims for breach of contract, promissory estoppel, negligent or intentional infliction of emotional distress and defamation, and any other claims arising in any way from MCNAMEE’s employment and cessation of employment, and any conduct by HOOPER and/or its present and former parents, subsidiaries, divisions, affiliates, agents, employees, directors, officers, predecessors, successors, and assigns from the beginning of time through the date of this Agreement.

By way of specification, but not of limitation, MCNAMEE hereby expressly waives and releases any and all claims or rights arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e, et seq., Section 1981 of the Civil Rights Act of 1866, as amended, 42 U.S.C. §§ 1981, the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq., the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1, et seq., the New Jersey Wage and Hour laws N.J.S.A. 34:11-56a, et seq., and the New Jersey Family Leave Act, N.J.S.A. 34:11B-1, et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626, et seq., the Americans with Disabilities Act, 43 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A, any and all claims under New Jersey law, and any and all claims for compensatory and punitive damages and attorneys’ fees, costs or other expenses incurred by MCNAMEE’s attorneys in pursuit of any claim by MCNAMEE.

Notwithstanding anything to the contrary in the foregoing, MCNAMEE is not releasing HOOPER from any of its obligations under this Agreement or from any rights to indemnification and reimbursement for expenses in connection therewith that he has under state or federal law (including the corporate law of the State of New York), HOOPER’s Certificate of Incorporation or HOOPER’s by-laws or under any indemnification agreement already existing with HOOPER, subject to the terms thereof.

(b) General Release and Waiver of Claims by HOOPER. HOOPER, in consideration of the promises and covenants made by MCNAMEE in this Agreement, hereby knowingly and voluntarily compromises, settles and releases and forever discharges MCNAMEE from any and all actions, causes of actions, suits, claims, contracts, agreements, charges or complaints, known or unknown, which HOOPER has, may have or claim to have, for everything or anything that has occurred from the beginning of time through the date of this Agreement, PROVIDED HOWEVER, it is understood and agreed that the foregoing release and discharge shall not release or discharge MCNAMEE from any claims of which HOOPER presently has no knowledge arising from violations of law, material breaches of a HOOPER policy or unauthorized disclosure of any confidential and/or proprietary information of HOOPER (except with respect to good faith performance of duties) or from his obligations under this Agreement or under Sections 10, 11 and 12 of the Employment Agreement and HOOPER expressly does not release him from such obligations.

6. Consideration and Revocation Periods; Effective Date. MCNAMEE represents: that he has had sufficient time to consider his options regarding his employment by HOOPER, that he has been provided with accurate and complete information regarding all benefits that may be available to him under this Agreement, that he has not been subjected to any threats, intimidation or coercion by HOOPER in connection with this Agreement, and that he has been advised in writing by HOOPER to consult an attorney prior to executing this Agreement. MCNAMEE further represents that he understands that he has at least twenty-one (21) calendar days to consider this Agreement (“Consideration Period”) prior to its execution. If he has executed this Agreement less than twenty-one (21) calendar days from his receipt of it, MCNAMEE represents that his decision to do so was knowing and voluntary. MCNAMEE also understands that he is entitled to revoke this Agreement at any time during the seven (7) calendar days following MCNAMEE’s execution of this Agreement (“Revocation Period”) by causing written notice of his revocation to be received by Robert W. Jewett (Fax. No. 908-953-6304) during that period. This Agreement shall become final and binding on the eighth day after execution unless timely notice of MCNAMEE’s revocation has been delivered to HOOPER in the manner specified in this paragraph (the “Effective Date”).

7. Return of Company Property. At the time of MCNAMEE’s Resignation Date, MCNAMEE acknowledges and agrees that he will return to HOOPER any and all documents, keys, records and all other tangible things which are the property of HOOPER.

8. Representation by Attorney. MCNAMEE acknowledges that MCNAMEE has carefully read this Agreement; that MCNAMEE understands its final and binding effect; that MCNAMEE has been given the opportunity to be represented by independent counsel in negotiating and executing this Agreement and that MCNAMEE has been advised by counsel regarding the terms and effect of this Agreement prior to the time he executed this Agreement and has had the subsequent opportunity to do so since that time; and that MCNAMEE understands the provisions of this Agreement and knowingly and voluntarily agrees to be bound by them.

9. No Reliance Upon Representations. MCNAMEE hereby represents and acknowledges that in executing this Agreement, MCNAMEE does not rely and has not relied upon any representation or statement made by HOOPER or by any of HOOPER’s past or present agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement other than as set forth in this Agreement.

10. Entire Agreement. This Agreement and Sections 7(a),(c) and (d), 8(b) and 10 through 12 of the Employment Agreement, which shall continue in full force and effect, shall contain the entire agreement between the parties, and shall not be modified except in writing signed by the party to be bound.

11. Severability. If a court finds any provision of this Agreement void, invalid or unenforceable as applied to any circumstance, the remainder of this Agreement and the application of such provision shall be interpreted so as best to effect the intent of the parties hereto. The parties further agree to replace any such void, invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.

12. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey without giving effect to any conflicts of law principles. The parties also agree that the state and federal courts in the State of New Jersey shall have exclusive jurisdiction and venue over the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year set forth below.

HOOPER HOLMES, INC.

Date: 8/24/2005	By:	/s/ ROBERT W. JEWETT
Robert W. Jewett
Secretary and General Counsel

ACCEPTED AND AGREED:

Date: 8/24/2005	By:	/s/ JAMES M. MCNAMEE
JAMES M. MCNAMEE

Sworn and subscribed before me this day of August , 2005.

Notary Public